Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

FinWise Bancorp
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	500,000	$9.10 (2)	$4,550,000	0.00011020	$501.41
Total Offering Amounts						$4,550,000		$501.41
Total Fee Offsets								$0
Net Fee Due								$501.41

(1)
Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the FinWise Bancorp 2019 Stock Option Plan, as amended, as the result of a stock split, stock dividend or similar adjustment to the outstanding common stock, $0.001 par value per share, of FinWise Bancorp (the “Common Stock”) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, based upon the average of the high and low market prices of the Common Stock as reported on the NASDAQ Stock Market on November 16, 2022.